Exhibit 23.4

CONSENT OF STRATEGY ANALYTICS

Strategy Analytics hereby consents to (a) the inclusion of the summary of certain market information originally published by Strategy Analytics (the “Market Information”) in the Registration Statement on Form S-1 (File No. 333-175934), and any related prospectuses, of M/A-COM Technology Solutions Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration by the Company of shares of its common stock, par value $0.001 per share and (b) the filing of this consent as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

We provide this consent on the express understanding that (a) the Market Information was independently prepared for the use of our subscribers, and not specifically for the Company or specifically for inclusion in the Registration Statement; (b) we have not reviewed nor passed upon any information contained in the Registration Statement other than the Market Information; (c) the Market Information may not be used by anyone (other than the Company) in any context outside of the Registration Statement without our express agreement; (d) any projections or forward-looking information in the Market Information are based on assumptions, estimates, and conditions that may not occur; and (e) this consent does not constitute a recommendation to any prospective investor regarding an investment in the Company.

STRATEGY ANALYTICS

By:	/s/ Eric Higham
Name:	Eric Higham
Title:	Director GaAs and Compound Semiconductor Technologies Service